PRESS RELEASE
For Immediate Release
Consolidated-Tomoka Land Co.

Date:	January 26, 2012
Contact:	Linda Crisp, Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated Tomoka Appoints New Director and Announces Actions Related
To 2012 Annual Meeting of Shareholders

DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE Amex: CTO) announced that John P. Albright, President and CEO of the Company, has been appointed to the Board of Directors.  He will stand for election at the annual meeting of shareholders in Class II with a term expiring in 2014.  Jeffry B. Fuqua, Chairman of the Board, stated “Mr. Albright has performed admirably since joining the Company in August 2011, and we look forward to his contributions on the Board.”

In other action, the Company set the date for its annual meeting of shareholders to be held on Wednesday, April 25, 2012 at 2:00 p.m. local time, to be held in Daytona Beach, Florida.  The record date for shareholders entitled to notice of and to vote at the annual meeting has been set for March 1, 2012.

The Board also announced that in addition to Mr. Albright, it has nominated John J. Allen and William L. Olivari to stand for election at the 2012 annual meeting of shareholders as continuing directors with terms expiring in 2013.  With the elimination of two Board seats following Gerald L. DeGood’s and William J. Voges’s previously announced decision not to stand for reelection, the Company will have nine Board seats.

In addition, the Company adopted Stock Ownership Guidelines for its Directors and Executive Officers requiring ownership of no less than 1,000 shares of the Company’s common stock to be attained within six months of the effective date.  The Board also enhanced the Company’s Code of Business Conduct and Ethics to set forth the process for addressing any actual or potential conflict of interest for a director, executive officer, or employee.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns over 11,000 acres in the Daytona Beach area and a portfolio of income properties in the Southeastern portion of the United States.  Visit our website at www.ctlc.com.

“SAFE HARBOR”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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